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                    [Letterhead of Conyers Dill & Pearman]

16 October, 2001


RenaissanceRe Holdings Ltd.
Renaissance House
8-12 East Broadway
Hamilton HM 11
Bermuda

Dear Sirs

RE: RENAISSANCERE HOLDINGS LTD. (THE "COMPANY") AND COMMON SHARES OF THE COMPANY OF US$1.00 PAR VALUE EACH (ACOMMON SHARES@)

We have acted as your special counsel in Bermuda in connection with the listing application to the New York Stock Exchange, Inc. with respect to 2,500,000 Common Shares (the "Shares") which are to be issued and sold by the Company under its Registration Statement on Form S-3 filed on September 28, 2001 and covering the offer of up to US$400,000,000 of the Company's securities (the "Registration Statement") as supplemented by its Prospectus Supplement (the "Prospectus") dated October 15, 2001, pursuant to the terms of an underwriting agreement (the "Underwriting Agreement") dated October 15, 2001 among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

For the purposes of giving this opinion, we have examined a copy of the Underwriting Agreement, copies of the Registration Statement and the Prospectus as filed with the United States Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Act") of the United States of America, and originals or copies of the memorandum of association and bye-laws of the Company. We have also examined such certificates of directors and officers of the Company, minutes and draft minutes of meetings of directors and of shareholders of the Company and such other certificates, agreements, instruments and documents in Bermuda as we have deemed necessary in order to render the opinions set forth below.

We have assumed:

(i) The genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us, and the authenticity and completeness of the originals from which such copies were taken;


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16 October, 2001
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(ii)     The accuracy and completeness of all factual representations and warranties made in the documents, and of the minutes and the draft minutes of meetings of directors and of shareholders of the Company, examined by us;

(iii) That there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

(iv) The Company will receive money or money's worth for each Share of not less than the par value of such Share;

(v) The total number of shares of the Company in issue at any time will not exceed the number of shares in its authorised capital.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1. The statements in the Prospectus under the captions "Taxation of the Company, Renaissance Reinsurance and Glencoe - Bermuda" and Taxation of Shareholders - Bermuda Taxation" insofar as they purport to describe the provisions of the laws of Bermuda referred to therein, are accurate and correct in all material respects.

2. The Shares have been duly authorised and, when issued in accordance with the duly executed Underwriting Agreement and duly paid for, will be validly issued and fully paid and as such be non-assessable; no personal liability will attach to the holders of the Shares solely by reason of ownership thereof.

Our reservation with respect to the foregoing opinion is as follows:

"Non-assessability" is not a legal concept under Bermuda law, but when we describe shares as being "non-assessable" (see above) we mean with respect to the shareholders of the company, in relation to fully paid shares of the company and subject to any contrary provision in any agreement in writing between that company and any one of its shareholders holding such shares but only with respect to such shareholder, that such shareholder shall not be bound by an alteration to the memorandum of

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16 October, 2001
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association or the bye-laws of that company after the date upon which they became such shareholders, if and so far as the alteration requires them to take or subscribe for additional shares, or in any way increases their liability to contribute to the share capital of, or otherwise pay money to, such company.

We hereby consent to the filing of this opinion with the SEC. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda. Accordingly, we do not admit to being an expert within the meaning of the Securities Act

Yours faithfully
/s/ CONYERS DILL & PEARMAN